Exhibit 10.2(s)

Summary of Non-Employee Directors’ Compensation

February 29, 2008

The Compensation Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. Directors’ compensation includes cash and stock-based incentives. Employee directors are not paid additional compensation for their services as directors. As of the date hereof, non-employee directors receive the following compensation for their services on the Board. Directors’ compensation is subject to change from time to time.

TYPE OF COMPENSATION	DESCRIPTION	AMOUNT
Annual Cash Retainer for Board Service	Payable to “independent” Board members, as determined by the Board in accordance with applicable rules.	$50,000

Annual Cash Retainer for Committee Chairs	Audit Committee Chair	$10,000
	Compensation Committee Chair	$5,000
	Nominating and Corporate Governance Committee Chair	$2,000

Cash Meeting Fees	Per in-person Board meeting attended (payable to independent directors)	$2,000
	Per in-person Committee meeting attended (payable to applicable Committee members)	$1,000
	Per telephonic Board meeting attended (payable to independent directors)	$750
	Per telephonic Committee meeting attended (payable to applicable Committee members)	$750

Annual Cash Chairman’s Fee	In lieu of all other compensation to the Chairman of the Board for Board or Committee service	$200,000

Annual Equity Election In Lieu of Cash Fees

•   Each independent director may elect, annually or in connection with such director’s appointment to the Board, to receive all or a portion of such director’s cash compensation otherwise payable for such director’s services in shares of the Company’s common stock.

•   These shares of common stock shall be granted as soon as administratively practicable following the end of each of the Company’s fiscal quarters, with the number of shares delivered based on the closing sale price of the Company’s common stock on the New York Stock Exchange on the last trading day of the immediately preceding quarter.

•   These shares of common stock shall be granted pursuant to the Company’s 2005 Omnibus Incentive Plan or any applicable future equity compensation plan that may be adopted by the Company.

		Up to 100% of a director’s cash compensation

2008 Annual Equity Awards

•   For the calendar year 2008, each independent director received shares of restricted common stock, with a grant date of February 5, 2008 (the fixed date previously selected for long-term incentive awards, as described in the Company’s proxy statement) and which vest 100% on the third anniversary of their grant date.

Shares equal to $50,000
• The number of shares of restricted stock delivered was based on the closing sale price of the Company’s common stock on the New York Stock Exchange on the grant date.

•   These shares of restricted stock were granted pursuant to the Company’s 2005 Omnibus Incentive Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2005 Omnibus Incentive Plan.

Initial Equity Award for New Directors

•   Each new independent director appointed to the Board receives a one-time initial equity award of shares of restricted common stock, with a grant date on the date of appointment to the Board (or, if not a trading day, the first trading day thereafter on the New York Stock Exchange) and which vest 100% on the third anniversary of their grant date.

Shares equal to $50,000
• The number of shares of restricted stock delivered shall be based on the closing sale price of the Company’s common stock on the New York Stock Exchange on the grant date.

•   These shares of restricted stock shall be granted pursuant to the Company’s 2005 Omnibus Incentive Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2005 Omnibus Incentive Plan or any applicable future equity compensation plan that may be adopted by the Company.

Other	• Non-management directors may also receive compensation from time-to-time for any service on special Board committees, site visits or other matters, as determined by the Board.	As applicable
• All directors shall be reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board or any of its Committees.

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